                                                                    Exhibit 7.1
                                                                         Opinion

                               February 28, 1996




Matewan BancShares, Inc.
250 East Second Avenue
P. O. Box 100
Williamson, WV   25661

Gentlemen:

     This opinion is given in connection with the filing by Matewan BancShares, Inc., a corporation organized and existing under the laws of the State of Delaware ("Matewan"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 ("Registration Statement"), with respect to the 115,000 shares of Cumulative Convertible Preferred Stock, Series A, par value $1.00 per share (the "Preferred Stock") to be issued in connection with the proposed transaction pursuant to which Matewan will purchase Bank One, Pikeville, N.A. ("Pikeville") from Banc One Corporation ("Banc One") pursuant to the terms of a stock purchase agreement dated September 28, 1995, by and among Matewan, Banc One and Banc One Kentucky Corporation.

     The Preferred Stock will have a preference upon involuntary liquidation of Matewan equal to its stated value of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, which preference exceeds its stated value (the "excess").

     You have requested our opinion as to whether there are any restrictions upon the surplus of Matewan available for the payment of dividends on any class or series of Matewan's stock by reason of the excess and, if there are, as to any remedies available to holders of such stock either before or after the payment of any dividends when such payment would reduce or reduces surplus to an amount less than the amount of the excess.

Matewan BancShares, Inc.
February 28, 1996
Page 2



     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as a basis for the opinion set forth herein, including the Certificate of Incorporation and Bylaws of Matewan and the forms of the Certificate of Designation relating to the Preferred Stock. In addition, although we are not admitted to practice law in the state of Delaware, we have made such examination of relevant authorities as we have deemed necessary.

     Section 170 of the General Corporation Law of the State of Delaware ("Delaware GCL") authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined by Section 154 of the Delaware GCL as the amount by which the net assets of a corporation exceed the capital of that corporation. Both net assets, under Section 154, and capital, under Sections 154 and 244 of the Delaware GCL, are calculated without reference to the liquidation preference of any class or series of a corporation's stock. Accordingly, the authorization in Section 170 of the Delaware GCL for payment of dividends out of surplus is not in any way limited or restricted by the fact that a class or series of stock, such as the Preferred Stock, has a liquidation preference in excess of its stated value.

     Based upon and subject to the foregoing, and subject to the limitations stated herein, it is our opinion that, solely as a matter of law, under the Delaware GCL as in effect on the date hereof: (i) prior to a liquidation, dissolution, or winding up of the affairs of Matewan, there will be no restriction upon the surplus of Matewan available for the payment of dividends on any class of stock of Matewan solely by reason of the fact that the liquidation preference relating to the shares of the Preferred Stock exceeds the stated value of the Preferred Stock; and (ii) no remedy will be available to the holders of the Preferred Stock, either before or after the payment of any dividend, prior to a liquidation, dissolution, or winding up of Matewan, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of Matewan to an amount less than the excess of the liquidation preference over the stated value of the Preferred Stock.

     We have addressed herein only the question of whether, as a matter of Delaware law, there exist any restrictions upon the surplus available for payment of dividends solely by reason of the

Matewan BancShares, Inc.
February 28, 1996
Page 3


excess, and not the effect of charter restrictions on payment of dividends on a junior stock prior to payment of all accumulated dividends on the redemption of a senior stock or any other charter or contractual restriction on payment of dividends.

     Sincerely,

     JACKSON & KELLY




     By /s/ Charles D. Dunbar
        -----------------------------
            Charles D. Dunbar